NovaDel Announces $12 Million Financing

-Proceeds to Fund Pipeline of Oral Spray Drug Candidates

Flemington, NJ, April 20, 2006 – Pursuant to a Securities Purchase Agreement (the “Agreement”) dated April 11, 2006, NovaDel Pharma Inc. (AMEX: NVD) announced today that it has completed the sale of 8,092,796 shares of the Company’s common stock to new and existing investors to raise approximately $11.8 million in gross proceeds in a common stock private equity offering. NovaDel previously disclosed the entry into the Agreement on its Current Report on Form 8-K filed on April 11, 2006.

The Company believes that these funds will allow NovaDel to accelerate the clinical development of its proprietary oral spray products toward pivotal trials and NDA submissions.

Institutional investors participating in the private placement included Caisse de Depot et Placement du Quebec, Clearwater Funds, Henderson Global Management, and ProQuest Investments. Affiliates of Novadel participating in the transaction include Steven B. Ratoff and J. Jay Lobell, both members of the Board of Directors of NovaDel, and a family member of Jan H. Egberts, M.D., President, Chief Executive Officer and Chairman of the Board of NovaDel.

Terms of the Financing

NovaDel issued and sold 8,092,796 shares of common stock and warrants to purchase 2,427,839 shares of common stock. Non-affiliated investors purchased shares of common stock at the offering price of $1.45 per share. The family member of Dr. Egberts, and Messrs. Ratoff and Lobell and other affiliates, purchased shares at $1.58 per share, which was the last closing sale price of the Company’s common stock on April 10, 2006, the day immediately prior to execution of the private placement. All participants in the offering received .3 warrants per share of stock expiring October 19, 2011 with an exercise price equal to $1.60 per share.

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities or “blue sky” laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NovaDel agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants within 30 days of closing.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of the financing, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	MacDougall Biomedical Communications
Michael Spicer	Chris Erdman
Chief Financial Officer	(508) 647-0209 ext. 14
(908) 782-3431 x2550